Exhibit 99.1

GlycoGenesys, Inc. Provides Update on Corporate and Clinical Plans Going Forward

BOSTON—(BUSINESS WIRE)—Aug. 8, 2005—GlycoGenesys, Inc., (NASDAQ: GLGS - News), a biotechnology company focused on carbohydrate-based drug development, provided a corporate update on its cancer clinical trial programs for GCS-100, its pipeline expansion strategy and the expected timelines for its drug development programs.

SUMMARY

Today the Company announced:

•	The addition of a site to its initiated Phase I/II multiple myeloma trial;

•	Plans for its Phase I/II clinical trial in chronic lymphocytic leukemia (CLL);

•	A more detailed clinical development plan and timelines for GCS-100 in solid tumors and bloodborne cancers;

•	Efforts to establish a long-term funding relationship in 2005 to help fund its clinical trial programs and pipeline expansion

UPDATE ON 2005 GCS-100 CANCER PROGRAM

The Company’s clinical program positions it to pursue approval in two indications for unmet medical needs in cancer (multiple myeloma and CLL) and starts the international regulatory process for GCS-100. This is in addition to the Company’s continuing solid tumor program. The Company may also choose to apply for Fast Track designation in the U.S. for one or both bloodborne indications in the future.

Solid Tumors

GlycoGenesys’ Phase I dose escalation trial for patients with advanced-stage solid tumors is enrolling patients at the sixth dose level (200mg/meter squared) planned under the protocol. This trial is currently being conducted at three clinical sites: Sharp Memorial Hospital, Clinical Oncology Research, in San Diego, California, the Arizona Cancer Center in Tucson, Arizona and the Arizona Cancer Center - Greater Phoenix Area in Scottsdale, Arizona. The Company plans to disclose preliminary results from this trial later this month.

A Phase II trial for treatment of solid tumors is planned for initiation in the second quarter of 2006. The study will be designed with the assistance of the Company’s experienced Scientific Advisory Board. Preclinical efficacy studies, pharmacokinetic analyses and tumor assessment data from the current Phase I study will be carefully considered to determine the specific tumor types, dosing regimen and likely combination therapy strategy. If results of the Phase II trial are supportive, the Company plans to initiate a Phase III trial in the fourth quarter of 2007.

Multiple Myeloma

In collaboration with Dr. Kenneth Anderson and Dr. Paul Richardson of the Dana- Farber Cancer Institute, the Company designed a Phase I/II trial to study GCS- 100 in patients with relapsed or refractory multiple myeloma both alone and in combination with dexamethasone, a standard chemotherapy in multiple myeloma. This is the first clinical trial combining GCS-100 with another therapy. Dexamethasone was chosen because in vitro tests have shown GCS-100 in combination with dexamethasone to have an additive effect allowing for lower dose levels of both GCS-100 and dexamethasone to be used.

The trial was initiated at the Dana-Farber in April 2005 and is enrolling patients. The Company recently initiated a second clinical site, the Lucy Curci Cancer Center in Rancho Mirage, California. It anticipates adding three more sites to expedite patient enrollment of the trial. The Company’s clinical trial timeline calls for this trial to be completed in the third quarter of 2006.

Assuming favorable data in the Phase I/II trial, a Phase II study is planned to begin in the third quarter of 2006 and be completed in the first quarter of 2008. This study will be designed to enable the Company to expand to a pivotal trial if supported by an interim review of the data. If needed to demonstrate clinical significance, a Phase III trial is planned for initiation in the third quarter of 2008.

Chronic Lymphocytic Leukemia (CLL)

The Company is pursuing CLL as an indication based on promising preclinical data including a new discovery recently presented at the prestigious 9th International Conference on Malignant Lymphoma by Dr. Finbarr Cotter of Barts Medical School in London. The first CLL clinical trial is planned to begin in the third quarter of 2005 in the U.S. with sites in the United Kingdom to follow. The protocol for this study was written in collaboration with Dr. Finbarr Cotter, Dr. Jennifer Brown, Dana-Farber Cancer Institute and Dr. Archie Prentice, Chairman British Committee for Standards in Haematology. The Company anticipates this trial will be completed in the third quarter of 2006. Pending review of the data, a pivotal Phase II/III study may be designed. This Phase II/III trial is projected to be initiated in the fourth quarter of 2006 with enrollment expected to be completed in early 2008.

PIPELINE EXPANSION

The Company is working to expand its pipeline by leveraging the potential of GCS- 100 and its analogs and by in-licensing with the goal of filing three new INDs by early 2007. Utilizing its lab in Cambridge Massachusetts the Company is conducting research on developing an orally administered version of GCS-100 and plans to file an IND for an oral formulation of GCS-100 in the third quarter of 2006. In addition, GCS-100 has shown activity in the area of angiogenesis and the Company was recently granted a patent on its use to control angiogenesis. The Company plans to work on analogs of GCS-100 in diseases in which angiogenesis plays a role with the goal of filing an IND for a non-oncology indication in the first quarter of 2007. The Company intends to out-license this analog. Finally, the Company is seeking to in-license an oncology compound with the goal of filing an IND on this compound in the first quarter of 2007.

COMMITTED TO ESTABLISHING A LONG-TERM FUNDING RELATIONSHIP IN 2005

The breadth of the Company’s current trials as well as its clinical trial and pipeline plans warrant consummating a strategic funding during 2005. The Company is actively pursuing a dual track: a partnership with another pharmaceutical or biotech company, or a relationship with fundamental, long-term investors, either of which will provide long-term funding. The Company believes a strategic funding would likely benefit shareholder value, further validate its technology, and provide additional resources to conduct an expanded clinical trial program and develop its pipeline. The clinical trials planned to begin later in 2005 and pipeline development will be undertaken in conjunction with a strategic funding. The timing and/or success of these efforts cannot be predicted or assured but the Company is committed to achieving this goal expeditiously.

About GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company that develops and licenses compounds based on glycobiology. The Company’s drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is conducting a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. In addition, GCS-100LE is being evaluated in a Phase I/II trial for multiple myeloma. Further clinical trials are planned for 2005, 2006 and 2007. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, risks relating to raising sufficient capital to fund the Company’s operations, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GlycoGenesys Inc.

John W. Burns, 617-422-0674

Senior Vice President and CFO

or

Rick Pierce, 617-422-0674

VP of Business Development

or

The Ruth Group

Investors:

John Quirk, 646-536-7029

or

Media:

Janine McCargo, 646-536-7033